Exhibit 10.2

AGREEMENT

THIS AGREEMENT is made and entered into this 23rd day of July, 2013, by and among Reliv International, Inc., a Delaware corporation (“Reliv”), Soy Labs, LLC, a Missouri limited liability company (“Soy Labs”), SL Technology, Inc., a Missouri corporation (“SL”) and 1Soy, Inc., a Missouri non-stock cooperative marketing association (“1Soy”).

WHEREAS, concurrently with this Agreement, Soy Labs and SL have entered into that certain Technology License Agreement dated July 23, 2013, a copy of which is attached hereto as Exhibit 1 (“Technology License Agreement”);

WHEREAS, 1Soy is a principal owner of Soy Labs;

WHEREAS, SL is a wholly-owned subsidiary of Reliv; and,

WHEREAS, the parties desire to enter into an agreement respecting their continuing business relationship in connection with the Technology License Agreement.

NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereof, the parties hereto agree as follows:

1.            Guaranty. Reliv guarantees to Soy Labs and 1Soy prompt payment and performance by SL of all of SL’s obligations under the Technology License Agreement (excluding Paragraph 3.4 of said Technology License Agreement).

2.            Consent to Employment.

2.1 The parties acknowledge that Ryan Schmidt and Andrew Birney are presently employed by Soy Labs pursuant to written Employment Agreements and that Alfredo Galvez is retained by Soy Labs as a consultant.

2.2 Each of Soy Labs and 1Soy consent and agree that (i) each of Ryan Schmidt, Andrew Birney and Alfredo Galvez may resign from employment by Soy Labs and enter into employment or consulting agreements with Reliv or SL, and (ii) at the time any of such persons enter into an employment or consulting agreement with Reliv or SL, the employment agreement or consulting agreement of such person with Soy Labs, and all obligations of such person to Soy Labs or 1Soy, and all obligations of Soy Labs or 1Soy to such person, shall be terminated.

3.            Requirements Purchase.

3.1 Reliv agrees, for itself and for SL, that, subject to the terms and conditions of this paragraph, for a period of five years from the date hereof, Reliv and SL, each shall purchase all of its requirements for Soy Flour from Soy Labs.

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3.2 The obligations of Reliv and SL set forth in paragraph 3.1 shall be subject to the conditions that, at the time of any purchase of Soy Flour:

3.2.1 Soy Labs shall be engaged in the production of Soy Flour and shall have the capacity to produce and deliver Soy Flour to Reliv or SL as they shall order from time to time;

3.2.2 The Soy Flour which Soy Labs shall have the capacity to produce and deliver to Reliv or SL shall comply with the Specifications and be produced in accordance with current good manufacturing practices; and

3.2.3 The price at which Soy Labs shall offer to produce and sell soy flour to Reliv or SL shall not exceed the Maximum Price.

3.3 In the event that, in connection with any proposed order for the purchase of Soy Flour by Reliv or SL, any of the conditions set forth in paragraph 3.2 hereof shall not be met, Reliv or SL shall be entitled to make such purchase from another supplier. In connection with each proposed order for Soy Flour, Reliv and SL shall first offer to make such purchase from Soy Labs at a designated price not to exceed the Maximum Price.

3.4 For purposes of this paragraph:

3.4.1 “Soy Flour” shall mean soy flour complying with the Specifications.

3.4.2 “Specifications” shall mean:

(a) Soy flour having the specifications of the soy flour presently purchased by Reliv from Soy Labs and as set forth in Exhibit B;

(b) Such reasonable adjustments to the Specifications as Reliv may establish from time to time in writing in accordance with industry standards.

3.4.3 “Maximum Price” shall mean the greater of:

(a) The price at which Soy Labs sells Soy Flour to Reliv as of the current date, subject to adjustment for changes in the average soy flour market prices, plus an annual increase for overhead in the amount of 3%; or

(b) An amount not more than 10% in excess of a price for Soy Flour of comparable quality meeting Reliv’s specifications set forth in a bona fide written offer to Reliv or SL from a third party on Reliv’s then current approved supplier listing.

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3.5 For a period of five years from the date hereof, Reliv agrees that, subject to the terms and conditions hereof, it will purchase from SL all of its requirements for Lunasin.

3.5.1 Reliv’s obligation to purchase its requirements for Lunasin from SL Technology shall be subject to the following terms and conditions:

(a) The term “Lunasin” shall mean the refined concentrated lunasin soy peptide currently purchased by Reliv from Soy Labs;

(b) SL Technology shall be engaged in the production of Lunasin or have access to a source of production of Lunasin and shall have the capacity to produce or have produced and deliver Lunasin to Reliv as Reliv shall order from time to time;

(c) The price at which SL Technology shall offer to sell Lunasin to Reliv shall not exceed the greater of (i) the current price at which Reliv purchases Lunasin from Soy Labs (“Current Price”) and (ii) the Current Price multiplied by a fraction, the numerator of which shall be the US Producer Price Index-Pharmaceutical Preparation Manufacturing (USPPI-PPM) on the date the purchase order is submitted and the denominator of which shall be the USPPI-PPM on the date of this Agreement.

3.5.2 In the event that the conditions of paragraph 3.5.1 hereof shall not be met with respect to a particular purchase order, Reliv shall be entitled, and SL Technology shall license and authorize Reliv, to purchase Lunasin with respect to such purchase order from a third party provider of Reliv’s choice.

4.            Corporate Name

4.1 Soy Labs agrees that, promptly upon execution of this Agreement and the Technology License Agreement, it will amend its Certificate of Organization so as to amend its name and will execute and deliver to SL a written consent, in form satisfactory to SL, to the use by SL of the name Soy Labs.

4.2 Soy Labs does hereby consent and agree that, upon execution of this Agreement and the Technology License Agreement, SL may amend its name to Soy Labs, Inc.

5.            Reasonable Commercial Efforts; Facilitation of Human Clinical Trial. Reliv agrees, for itself and for SL, that Reliv and SL shall each utilize reasonable commercial efforts to develop, produce, market, license and sell the Technology and products which utilize and incorporate the Technology as defined in the Technology License Agreement. 1Soy further agrees to assist in the facilitation of the human clinical trial scheduled to take place with respect to the Technology.

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6.           Outstanding Purchase Orders.

6.1 The parties acknowledge that, on the date hereof, there may be outstanding purchase orders from Reliv to Soy Labs for Lunasin for which Reliv shall have made payment and which shall not have been fulfilled and delivered by Soy Labs as of such date (“Unfulfilled Orders”).

6.2 Within ten (10) days after the date of this Agreement, Soy Labs shall give notice to Reliv as to its intention to fulfill Unfulfilled Orders as of such date. If Soy Labs shall notify Reliv that it does not intend to fulfill any Unfulfilled Orders, the amount which Reliv shall have paid to Soy Labs with respect to such Unfulfilled Orders shall be credited to Reliv and deducted from the amount payable by Reliv to Soy Labs at the Closing of the Technology License Agreement. If Soy Labs shall notify Reliv that it does intend to fulfill such Unfulfilled Orders, Soy Labs shall be obligated to fulfill such orders within 30 days of the date of such Closing.

7.            Indemnification

7.1.	1Soy shall defend, indemnify and hold harmless Reliv and SL and their respective directors, officers, employees, agents, successors and assigns (each a “Reliv Indemnitee”) from and against any and all claims,: damages, losses and expenses (including but not limited to reasonable attorneys’ fees) suffered or incurred by any such Reliv Indemnitee arising from, relating to or otherwise in respect of any breach by 1Soy or Soy Labs of any of their respective obligations under this Agreement or the Technology License Agreement, or any indebtedness or liability of Soy Labs in existence on the date of the Closing under the Technology License Agreement, except that 1Soy shall not be deemed to have accepted all liabilities of Soy Labs or any third party beneficiary liability by virtue of this indemnification, other than as expressly provided herein.

7.2.	Reliv shall defend, indemnify and hold harmless Soy Labs and 1Soy and their respective directors, officers, employees, agents, successors and assigns (each an “1Soy Indemnitee”) from and against any and all claims,: damages, losses and expenses (including but not limited to reasonable attorneys’ fees) suffered or incurred by any such 1Soy Indemnitee arising from, relating to or otherwise in respect of any of the following any breach by Reliv or SL of any of their respective obligations under this Agreement or the Technology License Agreement.

8.           Notices. Any and all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified mail, postage prepaid, return receipt requested or (iii) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and shall be addressed to the parties hereto at their addresses as set forth below:

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If to Reliv:	Reliv International, Inc.
136 Chesterfield Industrial Blvd
Chesterfield, Missouri 63005
Attn: President

If to Soy Labs:	Soy Labs, LLC
651 Commerce Road
Mexico, Missouri 65265
Attn: Dale Ludwig

If to SL:	SL Technology, Inc.
136 Chesterfield Industrial Blvd
Chesterfield, Missouri 63005
Attn: President

If to 1Soy:	1Soy, Inc.
3337 Emerald Lane
Jefferson City, Missouri 65109
Attn: Dale Ludwig

Any notice delivered or mailed in accordance with the provisions of this paragraph shall be deemed received when delivered or, if mailed, on the third day following the date of mailing. Any party hereto may change the address to which notices to such party are to be delivered by giving notice to the other parties of such change of address in accordance with the provisions hereof.

9.           Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors in interest and, to the extent permitted herein, their assigns.

10.          Assignment. This Agreement, and the rights and obligations of a party, may not be assigned without the express written consent of the other party; provided, however, that the rights and obligations of a party hereunder may be assigned to a third party in connection with a transaction in which substantially all of the assets, properties and business of the party are acquired by a third party in a merger or purchase of all or substantially all of the assets of the party and such third party executes an instrument by which it agrees to assume and be bound by all of the obligations of the party in this Agreement.

11.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any paragraph of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent and duration of such unenforceability or invalidity and the remaining substance of such provision and the remaining paragraphs of this Agreement shall in such event continue to be binding and in full force and effect.

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12.          Waivers. No failure by a party to exercise any of such party’s rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by any party to demand exact compliance with the terms hereof. Waiver by any party of any particular default by any other party shall not affect or impair such party’s rights in respect to any subsequent default of the same or of a different nature, nor shall any delay or omission of any party to exercise any right arising from any default by any other party affect or impair such party’s rights as to such default or any subsequent default.

13.          Entire Agreement. This Agreement, and the documents referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, inducements, understandings, commitments, contracts or agreements. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto.

14.          Governing Law. This Agreement shall be governed by, and shall be construed and enforced in all respects in accordance with, the laws of the State of Missouri.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RELIV INTERNATIONAL, INC.	SL TECHNOLOGY, INC.

By: /s/ Ryan A. Montgomery	By: /s/ Ryan A. Montgomery

Name: Ryan A. Montgomery	Name: Ryan A. Montgomery

Title: President	Title: President

Date: 7/23/13	Date: 7/23/13

SOY LABS, LLC	1SOY, INC.

By: /s/ Dale R. Ludwig	By: /s/ Dale R. Ludwig

Name: Dale R. Ludwig	Name: Dale R. Ludwig

Title: Board Member	Title: Board Member

Date: 7-23-13	Date: 7-23-13

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